FOURTH AMENDMENT TO
EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETE AGREEMENT

This Fourth Amendment to Employment, Confidentiality and Non-Compete Agreement (this “Amendment”), dated as of August 4, 2020 (“Amendment Date”), is by and between Elevate Credit Service, LLC, a Delaware limited liability company (“Company” or “Employer”) and Scott Greever (“Employee”).

Recitals

A.    The parties entered into that certain Employment, Confidentiality and Non-Compete Agreement, dated as of February 15, 2016, as amended on March 1, 2017, April 11, 2018 and January 24, 2019 (as amended, the “Original Agreement”).

B.    The parties mutually desire to amend the Original Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows.

Agreement

1.    Certain Definitions. The following new Section 2.2.4(D) is added to the agreement:

“D. The term "Change in Control Period" shall mean: the period in time that begins three (3) months prior to and ends twenty-four (24) months after a Change in Control, provided that the Change in Control constitutes a change in control event under Treasury Regulation Section 1.409A-3(i)(5)(i)."

2.     Limitation on Payments. The following new Section 2.2.5 shall be inserted:

"2.2.5     Limitation on Payments and Section 409A.

A.    If the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Employee's severance and other benefits under this Agreement shall be either:

(i)	delivered in full; or

(ii)	delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee

otherwise agree in writing, any determination required under this Section 2.2.5 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 2.2.5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 2.2.5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 2.2.5. Any reduction of payments and benefits under this Section 2.2.5 shall be in the following order: (i) cash payments; (ii) equity-based payments that are taxable; (iii) equity-based payments that are not taxable; (iv) equity-based acceleration; and (v) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii), (iv) or (v)), a reduction shall occur first with respect to amounts that are not "deferred compensation" within the meaning of Section 409A of the Code ("Section 409A") and then with respect to amounts that are. In no event will Employee have any discretion with respect to the ordering of payment reductions.

B.    No severance pay or benefits to be paid or provided to Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the "Deferred Payments") shall be paid or otherwise provided until Employee has had a "separation from service" within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section l.409A-l(b)(9) shall be payable until Employee has had a "separation from service" within the meaning of Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. If Employee is a "specified employee" within the meaning of Section 409A at the time of his "separation from service" (within the meaning of Section 409A), then the Deferred Payments that would otherwise be payable within the six (6) month period following his separation from service shall be paid in a lump sum on the date six (6) months and one (1) day following the date of his separation from service (or the next business day if such date is not a business day). All subsequent Deferred Payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. If Employee dies following his separation from service, but prior to the six (6) month anniversary of his separation from service, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of his death and all other Deferred Payments shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything to the contrary in the Agreement, Good Reason shall not exist unless {i) Employee provides the Company written notice of the condition giving rise to such Good Reason within ninety (90) days after he becomes aware of such event, (ii) the Company fails to cure such condition within thirty (30) days thereafter, and (iii) Employee terminates his employment due to such Good Reason within ninety (90) days following such failure. It is the intent of this Agreement to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The parties agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid the imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A."

3.    Termination.

A.	Section 2.2.1 of the Original Agreement is hereby amended and restated, in its entirety, to provide as follows:

"2.2.1 Termination without Cause outside of a Change in Control Period. If Employer terminates Employee's employment without Cause (as defined below) outside of a Change in Control Period (as defined below), then Employer shall (i) pay Employee severance pay in an amount equal to the base salary that would be payable to Employee over the period commencing on the date of termination and ending twelve (12) months thereafter, which severance pay shall be paid in equal bi-weekly installments commencing with the Company's first regular payroll that occurs on or following the sixtieth (60th) day after termination and (ii) pay Employee an amount equal to twelve (12) times the monthly premiums that Employee would be required to pay if Employee and Employee's eligible dependents then participating in the Company's group health insurance plan elected to continue their current level of healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, regardless of whether such election is made (the "Health Payment"). The Health Payment shall be paid in lump-sum with the Company's first regular payroll that occurs on or following the sixtieth (60th) day after termination. The payments in this Section 2.2.1 shall be contingent on Employee executing and letting become irrevocable, prior to the fifty-third (53rd) day following termination, a general release of claims in favor of the Company and its affiliates in a form provided by the Company. The payments in this Section 2.2.1 shall be subject to required withholdings."

B.	Section 2.2.2 of the Original Agreement is hereby amended and restated, in its entirety, to provide as follows:

"2.2.2 Termination within a Change in Control Period. If Employer terminates Employee's employment without Cause, or Employee terminates Employee's employment with Employer for Good Reason (as defined below), within a Change in Control Period:

(A)
then Employer shall (i) pay Employee severance pay in an amount equal to the base salary that would be payable to Employee over the period commencing on the date of termination and ending twelve (12) months thereafter, which severance pay shall be paid in equal bi-weekly installments commencing with the Company's first regular payroll that occurs on or following the sixtieth (60th) day after termination and (ii) pay employee a one-time bonus equal to (a) fifty percent (50%) of Employee's annual base salary plus (b) the Health Payment, to be paid in lump-sum with the Company's first regular payroll that occurs on or following the later of (1) sixty (60) days after termination and (2) the Change in Control to which such Change in Control Period applies.

(B)
The payments and benefits in this Section 2.2.2 shall be contingent on Employee executing and letting become irrevocable, prior to the fifty-third (53rd) day following termination, a general release of claims in favor of the Company and its affiliates in a form provided by the Company, shall be subject to required withholdings, and shall not be duplicative of any payments to which Employee has become entitled in respect of such termination pursuant to Section 2.2.1."

4.    Compensation. The following new Section 2.3.6 is added to the agreement:

“2.3.6. Foreign Tax Equalization. Company shall engage and pay directly for the use of a third-party accounting firm to assist with Employee’s personal tax return filings in the United States (US) and the United Kingdom (UK) for as long as compensation received from Company based on assignment in the United Kingdom impacts Employee’s annual personal tax returns. Company and Employee are in agreement that the Employee shall not benefit or gain from any tax related adjustments paid by the Company in an effort to equalize the Employee’s annual tax liability to be the same as if Employee’s compensation and other rewards had been earned and received as a US based employee for the entire tax year. Company and Employee agree to settle any discrepancy in either direction (Company’s favor or Employee’s favor) on an annual basis no later than 30 days from the filing of Employee’s US and UK annual tax returns and the receipt of the third-party accounting firm’s final calculated tax figures for the year(s) under review showing whether the Company or Employee is due any payment to equalize the tax payments discussed in this Section 2.3.6."

5.    Entire Agreement. The Original Agreement, as amended by this Amendment, constitutes the entire understanding and agreement among the parties regarding the subject matter hereof. Except as specifically amended by this Amendment, the Original Agreement is ratified and confirmed in all respects.

6.    Signatures. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument. Signatures received by facsimile, PDF file or other electronic format shall be deemed to be original signatures.

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IN WITNESS WHEREOF, in accordance with Section 8 of the Original Agreement, the undersigned have executed this Amendment on the Amendment Date.

ELEVATE CREDIT SERVICE, LLC	Scott Greever
Signature: /s/ Jason Harvison	Signature: /s/ Scott Greever
Name: Jason Harvison	Name: Scott Greever
Title: President & CEO

[Signature Page to Amendment to Employment Agreement]